SOULFOOD CONCEPTS, INC.

                           CERTIFICATE OF DESIGNATION
               OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

                            SETTING FORTH THE POWERS,
                      PREFERENCES, RIGHTS, QUALIFICATIONS,

                          LIMITATIONS AND RESTRICTIONS
                        OF SUCH SERIES OF PREFERRED STOCK

                  Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Soulfood Concepts, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY
CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation on December 30, 1996, adopted the following resolution creating a series of Preferred Stock designated as Series A Cumulative Convertible Preferred Stock.

         RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the General Corporation Law of the State of Delaware and the provisions of the Certificate of Incorporation, a series of the class of authorized Preferred Stock, $.003 par value, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

         Section 1. Designation and Number. The shares of such series shall be designated "Series A Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of shares initially constituting the Series A Preferred Stock shall be 125,000.

         Section 2. Dividends . The holders of the Series A Preferred Stock, shall be entitled to receive, as and when declared by the Board of Directors, out of funds legally available for the purpose, cumulative cash dividends, at the rate of $.10 per annum, and no more, on each share, payable semi-annually on the first days of January and July of each year, such dividends being cumulative from and after January 1, 1997, so that if at any time dividends amounting to $.10 per annum, on each share, shall not have been declared and paid, or set apart for payment, for all preceding dividend periods from and after January 1, 1997, the deficiency shall be declared and paid, or set apart for payment, but without interest, before any dividends shall be declared and paid, or set apart for payment, on the common stock (the "Common Stock") of the Corporation.



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         Section 3. Voting Rights. The holders of the Series A Preferred Stock shall not be entitled to vote except as to matters in respect of which they shall at the time be indefeasibly vested by statute with such right.

         Section 4. Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after January 1, 1997, upon surrender to the Corporation of the certificate of the shares to be converted, into fully paid and nonassessable shares of Common Stock, at the rate of five shares of Common Stock for each share of Series A Preferred Stock. In addition, at the time that a holder of Series A Preferred Stock exercises its option to convert, the amount equal to all unpaid accumulated dividends, on each share, from the date of issuance to the date of conversion, whether or not earned or declared, may be convertible, at the option of the holder of the Series A Preferred Stock, into fully paid and nonassessable shares of Common Stock at the rate of five (5) shares of Common Stock for each dollar of dividends so converted. The conversion rate shall be subject to adjustment from time to time, so as to preserve to the holders of the Series A Preferred Stock their conversion rights substantially without diminution, on the occurrence of any of the following events: (a) reclassification of the Common Stock, or the issuance by the Corporation of securities convertible into Common Stock, or any options or warrants to purchase Common Stock; (c) any other action affecting the number of outstanding shares of Common Stock, or which, in the opinion of the Board of Directors, would affect materially and adversely the conversion rights of the holders of the Series A Preferred Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock the full number of Common Stock deliverable upon the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Company shall not be required to issue any fractional shares of its Common Stock in connection with any conversion of Series A Preferred Stock, but may, in lieu thereof, pay cash equal to the corresponding fraction of the then market value of an integral share of Common Stock.

         Section 5. Rights upon dissolution. Upon the dissolution of the Corporation or upon its liquidation otherwise, or upon any distribution of its assets by way of return of capital, the holders of shares of Series A Preferred Stock shall be entitled to receive and be paid, the sum of $1.10 for each of such share of Series A Preferred Stock held by them, plus an amount equal to all unpaid accumulated dividends thereon, at the rate of $.10 per annum, on each share, from the date of issuance to the date of payment, whether or not earned or declared, and before anything shall be paid to or on account of the shares of Common Stock.

         Section 6. Reacquired Shares. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series A Preferred Stock shall upon their cancellation, and upon the filing of an appropriate certificate with the Secretary of State of the

State of Delaware, become authorized but unissued shares of Preferred Stock, $.003 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $.01 par value, of the Corporation, subject to the conditions or restrictions on issuance set forth herein.

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         IN WITNESS WHEREOF, Soulfood Concepts, Inc. has caused this Certificate to be duly executed in its corporate name on this 30th day of December, 1996.

                             SOULFOOD CONCEPTS, INC.

                              By:________________________________
                                 Name:
                                 Title:

Attest:

By:___________________________
     Name:

     Title:

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